EXHIBIT 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

Subsidiaries of Registrant (All 100% owned)	Country of Organization

NVIDIA International Holdings, Inc.	United States
NVIDIA Development, Inc.	Canada
JAH Venture Holdings, Inc.	United States
NVIDIA International, Inc.	Cayman Islands
NVIDIA US Investment Company	United States
NVIDIA Singapore Pte Ltd	Singapore
NVIDIA Pty Limited	Australia
NVIDIA Ltd.	United Kingdom
NVIDIA GmbH	Germany
NVIDIA Hong Kong Holdings Limited	Hong Kong
NVIDIA GK	Japan
NVIDIA Graphics Holding Company	Mauritius
NVIDIA Semiconductor Holding Company	Mauritius
NVIDIA Graphics Private Limited	India
NVIDIA Semiconductor Shanghai Co. Ltd.	China
NVIDIA BVI Holdings Limited	British Virgin Islands
NVIDIA Semiconductor Shenzhen Holding Company	Mauritius
NVIDIA Semiconductor Shenzhen Co., Ltd.	China
NVIDIA Hong Kong Development Limited	Hong Kong
NVIDIA Helsinki Oy	Finland
NVIDIA Holding Oy	Finland
NVIDIA Dutch Cooperatief U.A.	Netherlands
PortalPlayer LLC	United States
PortalPlayer International	Cayman Islands
Mental Images GmbH	Germany
Mental Images, Inc.	United States
Mental Images Pty. Ltd.	Australia
Computer Kulter GmbH	Germany
Harvest 2400 LLC	United States
LPN Facilitator LLC	United States
Ageia Technologies, LLC	United States
Ageia Technologies Switzerland AG	Switzerland
PhysX Technologies (Beijing) Co., Ltd.	China
NVIDIA Singapore Development Pte Ltd	Singapore